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                                                                       EXHIBIT 5



December 22, 1994




National City Corporation
1900 East Ninth Street
Cleveland, Ohio 44114


       Re:      Amended and Second Restated 1991 Restricted Stock Plan

Gentlemen:

         As counsel for National City Corporation ("NCC"), I am delivering this opinion in connection with the filing of Form S-8 Registration Statement registering the sale of shares of NCC's common stock, par value $4.00 per share (the "Common Stock"), in connection with the National City Corporation Amended and Second Restated 1991 Restricted Stock Plan (the "Plan") and participations therein. I have examined the Plan and such documents, records and matters of law as I have deemed necessary for purposes of this opinion, and based thereon I am of the opinion that:

         1. The shares of Common Stock outstanding on the date hereof which have been granted in accordance with the Plan, were duly authorized, validly issued, fully paid and nonassessable; and

         2. The shares of Common Stock which may be granted pursuant to the Plan will be, when granted or transferred, validly issued, fully paid and nonassessable so long as:

                 (a) the consideration received or to be received by NCC is at least equal to the par value of such shares; and

                 (b) the issuance of any newly issued shares, and the transfer of any treasury shares, is, prior to any such issuance or transfer, duly authorized.

         I hereby consent to the filing of this opinion as to the Form S-8 Registration Statement filed by NCC to effect registration of such shares under the Securities Act of 1933 and to the reference to me under the caption "Legal Opinion" in the Prospectus comprising a part of such Registration Statement.

                                        Very truly yours,


                                        DAVID L. ZOELLER